CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH PROVIDES PRELIMINARY SECOND QUARTER RESULTS AND UPDATED GUIDANCE

EXTON, PA, January 15, 2010 -- Kensey Nash Corporation (NASDAQ: KNSY) today provided preliminary results for its second quarter ended December 31, 2009. In addition, the Company updated its guidance for the full fiscal year ending June 30, 2010.

Second Quarter Fiscal 2010
The Company expects to report second quarter fiscal 2010 total revenues of approximately $19.1 million, including net sales of $12.5 million and royalties of $6.6 million, as compared to second quarter fiscal 2009 total revenues of $20.8 million, including net sales of $14.0 million and royalties of $6.8 million.

The Company previously provided total revenues guidance of $19.3 to $20.1 million, including net sales of $12.5 to $13.0 million and royalties of $6.8 to $7.1 million. The shortfall in royalties is due to lower than expected Angio-Seal™  royalties on sales of vascular closure devices sold by St. Jude Medical. Although Angio-Seal™   royalties increased modestly on a sequential basis, they declined from the prior year. This decline from the prior year was primarily due to fewer shipping days in December 2009 as compared to December 2008. Orthopaedic royalties were in line with the Company’s expectations.

Despite the shortfall in royalties, the Company expects to be within the previously provided guidance range of $0.42 to $0.45 for adjusted diluted earnings per share* (which excludes the charges described below).   The Company expects to report second quarter fiscal 2010 diluted earnings per share to be in the range of $0.31 to $0.34 compared to second quarter fiscal 2009 diluted earnings per share of $0.44. Previously provided guidance for the second quarter fiscal 2010 diluted earnings per share was $0.37 to $0.40. As previously disclosed, in the second quarter of fiscal 2010, the Company implemented a cost reduction plan primarily associated with reduced endovascular activities and to lower the Company’s overall inventory levels. Originally, this plan was estimated to result in charges of approximately $0.9 million, but the total charges increased to $1.9 million, as disclosed in the Company’s Quarterly Report on Form10-Q for the first quarter of fiscal 2010, because the cost reduction plan was expanded. This expanded plan included a combination of headcount reduction, and reduced work schedules during the second quarter of fiscal 2010. Accordingly, the $1.9 million charge has been allocated between an estimated pre-tax severance charge of approximately $1.0 million and an estimated pre-tax unabsorbed overhead expense charge of approximately $0.9 million. Adjusted diluted earnings per share* exclude this $1.9 million in charges.

Fiscal 2010 Guidance Update
The Company has updated its guidance for fiscal 2010, reducing its revenue expectations, while maintaining its adjusted diluted earnings per share* guidance. The Company currently expects total revenues for fiscal 2010 will be in the range of $79.0 to $81.0 million, and that net sales and royalties will be in the ranges of $52.0 to $53.5 million and $27.0 to $27.5 million, respectively. Previously provided guidance for fiscal 2010 total revenues was a range of $82.5 to $86.0 million, including net sales and royalties estimated to be in the ranges of $55.5 to $57.0 million and $27.0 to $29.0 million, respectively. The Company’s prior revenue guidance was based on the expectation that the Company would see substantial improvement in revenue performance as the healthcare environment improved, resulting in a higher growth rate in orthopaedic procedures in the second half of fiscal 2010. Although the Company is experiencing an improvement in its orders, the rate of improvement has to date been lower than previously expected. Therefore the Company is adjusting its revenue expectations to reflect the ongoing challenging economic climate.

The Company’s fiscal 2010 adjusted diluted earnings per share* guidance is expected to be in the range of $1.81 to $1.85, which has not changed from its previously issued guidance range, largely because of its cost reduction plan implemented in the second quarter of fiscal 2010. Excluded from the fiscal 2010 adjusted diluted earnings per share* amount, is $1.9 million of pre-tax severance and unabsorbed overhead charges discussed above. The Company expects diluted earnings per share for fiscal 2010 will be in the range of $1.70 to $1.74 compared to previously provided guidance of $1.76 to $1.80.

* Adjusted diluted earnings per share which excludes after-tax severance and unabsorbed overhead expense charges is a non-GAAP financial measure and should not be considered a replacement for GAAP results or guidance.  For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, see the accompanying table to this release.

January 28, 2010 Earnings Release, Conference Call and Webcast.  As previously announced, the Company will release its earnings results for its second quarter ended December 31, 2009 at 7:30 A.M. Eastern Time on Thursday, January 28, 2010.  Joe Kaufmann, President and CEO, will be hosting a teleconference discussing the earnings results on Thursday, January 28, 2010 at 9:00 A.M. Eastern Time. To participate in the teleconference call, dial 1-612-234-9960. The teleconference call will also be available for replay starting Thursday, January 28, 2010 at 11:00 A.M. Eastern Time through Thursday, February 4, 2010 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 140560.

Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com.  To listen to the live teleconference call, please go to the www.kenseynash.com website and choose the Investor Relations page.  Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.  A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

About Kensey Nash Corporation. Kensey Nash Corporation is a leader in developing, manufacturing and processing resorbable biomaterial products, incorporating its proprietary collagen and synthetic polymer technologies.  This expertise is used to develop and commercialize its products through strategic partners. The Company has an extensive range of products, which are sold in multiple medical markets, including, the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including preliminary second quarter fiscal 2010 financial results and financial forecasts for the full year fiscal 2010, as discussed under “Fiscal 2010 Guidance Update.”  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received), Spectranetics’ success in selling the endovascular products, the Company's success in distributing its products into the marketplace, the Company's dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, Synthes’ success in selling the Company’s extracellular matrix products, the completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of its products and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Preliminary Second Quarter and Updated Full-Year Fiscal 2010 Earnings Guidance Reconciliation

	Three Months Ending		Twelve Months Ending
	December 31, 2009		June 30, 2010
	Range		Range
	Low	High	Low	High
Diluted Earnings Per Share - GAAP	$0.31	$0.34	$1.70	$1.74
Cost Reduction Plan Charges (a)	0.11	0.11	0.11	0.11
Adjusted Diluted Earnings Per Share	$0.42	$0.45	$1.81	$1.85

(a) Diluted earnings per share guidance for the second quarter and full-year of fiscal 2010 includes charges incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and to lower overall inventory levels.  This plan includes an estimated severance charge of approximately $1.0 million ($660,000 in after-tax charges), or $0.06 per share tax-effected, incurred as a result of headcount reduction, and approximately $0.9 million in unabsorbed overhead expense charges ($610,000 in after-tax charges), or $0.05 per share tax-effected, incurred as a result of reduced work schedules during the second quarter of fiscal 2010.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as Adjusted Diluted Earnings Per Share.   Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above.  This non-GAAP adjustment is provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, these non-GAAP results are one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.